WIGLEY & ASSOCIATES

BARRISTERS & SOLICITORS AT LAW

NOTARY PUBLIC

12th October 2007

The Board of Directors and the Shareholders of
Eurasia Energy Limited
Downiehills, Blackhills
Peterhead
Aberdeenshire, AB42 3LB
U.K. Scotland

Dear Sirs:

Re: Continuation of Eurasia Energy Limited ("Eurasia") under the
<u>International Business Companies Act (c.I20) of Anguilla, B.W.I. (the "IBCAA")</u>

We have acted in the capacity as solicitors for Eurasia in connection with the proposed continuation of Eurasia under the IBCAA. In that regard, we are giving the opinions expressed below. The opinions expressed below are for the benefit of the addressees in connection with the continuation of Eurasia.

<u>Scope of Inquiries</u>

We have participated in the preparation of or have examined the following documents:

(a) Plan of Conversion dated November 1, 2006 ("Plan of Conversion");

(b) Legal Opinion of U.S. Counsel practicing in jurisdiction of incorporation of Eurasia;

(c) Articles of Incorporation, Certificate of Amendment and By-Laws of Eurasia;

(d) Statement of shares of transfer agent of Eurasia (Nevada Agency & Trust Company) dated 10 September 2007;

(e) Certificate of Incumbency issued by Mr. Gerald R. Tuskey, solicitor for Eurasia, dated 17th September 2007;

Spencer House
The Valley
Anguilla

Tel: (264) 497-[illegible]
(264) 497-0699
Fax: (264) 497-[illegible]
Email: [illegible]

(e) the draft Articles of Continuation of Eurasia prepared under the provisions of the IBCAA;

We have also examined such statutes, public records, certificates and other documents and have made such other searches and examinations which we have considered reasonably necessary in order to give the opinions expressed below.

In expressing the opinion set forth in paragraph 1 below, we have relied exclusively and without independent investigation upon the letter from Mr. Gerald R. Tuskey, solicitor for Eurasia, referred to above.

In expressing the opinion set forth in paragraph 3 below, we have relied exclusively and without independent investigation upon the letter from Nevada Agency & Trust Company referred to above.

Assumptions

We have assumed:

(a) the authenticity of documents purporting to be originals or photostatic or facsimile copies of originals;

(b) the conformity to originals of documents purporting to be photostatic or facsimile copies of originals;

(c) the genuineness of all signatures on all documents reviewed by us;

(d) the accuracy and completeness of all representations and statements of fact contained in any certificate or other document upon which we have relied and identified herein;

(e) the identity, capacity and authority of any person acting or purporting to act in a representative capacity or as a public official; and

(f) the accuracy and completeness of all information provided to us (in written form or by facsimile transmission) by any office of public record.

We have not undertaken any independent investigation to verify the accuracy or completeness of these assumptions. In the course of giving this opinion, nothing has come to our attention that leads us to believe that any of these assumptions are incorrect in any material respects.

Opinion

Spencer House
The Valley
Anguilla

Tel (264) 497-8128
(264) 497-3020
Fax (264) 497-8289
Email: [illegible]

Based and relying on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1. Upon the effective date of the continuation, the following persons will comprise the Board of Directors of Eurasia, each of whom will be duly and validly elected or appointed as a director of Eurasia:

    Nicholas W. Baxter
    Gerald R. Tuskey
    Roger Thomas

2. The continuation of Eurasia will become effective in Anguilla, B.W.I. on the date the Articles of Continuation are filed with and the Certificate of Continuation is issued by the Anguilla Registrar of Companies, and thereafter Eurasia will be governed by laws of Anguilla, B.W.I. and subject to the IBCAA.

3. At the effective time of the continuation, Eurasia will have 24,315,135 common shares validly issued and outstanding as fully paid and non-assessable.

Qualifications

The opinions expressed above are subject to the following qualifications:

(a) the opinions are limited to matters governed by the laws of Anguilla, British West Indies;

(b) the headings appearing in this opinion are for the convenience of reference only and in no way limit or enlarge the scope or meaning of the opinions expressed above;

We hereby consent to the use of this opinion as an exhibit to Eurasia's S-4 Registration Statement filed pursuant to the Securities Exchange Act of 1933, as amended, and to the reference to our name in the S-4 Registration Statement constituting a part of such Registration Statement under the heading "Legal Matters."

Yours faithfully,
Wigley & Associates
Wigley & Associates

Per:
Ravi Bahadur-Singh

Spencer House
The Valley
Anguilla

Tel. (264) 497-2129
(264) 497-0039
Fax (264) 497-8289
Email: wigley@anguillanet.com